                                                                      EXHIBIT 11



                            Year Ended December 31,
                     (in thousands, except per share data)

                                            2000        1999                  1998
                                                                   -----------------------
                                           Actual      Actual       Actual      Pro Forma
                                          --------    --------     --------     ----------
Basic

Net Income (loss)                            (840)     (1,832)        (560)          (560)
  Weighted average shares                     769         688           55            665
------------------------------------      --------    --------     --------     ----------
Basic Earnings (Loss) per share             (1.09)      (2.66)      (10.16)         (0.84)
====================================      ========    ========     ========     ==========

Diluted

Net Income (Loss)                            (840)     (1,832)        (560)          (560)
  Weighted average shares                     769         688           55            665
------------------------------------      --------    --------     --------     ----------
Diluted Earnings (Loss) per share           (1.09)      (2.66)      (10.16)         (0.84)
====================================      ========    ========     ========     ==========
